Exhibit 10.45

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the "Agreement”) is between Location Based Technologies, Inc. (“LBAS”), on the one hand, and Jens Dalsgaard (“Dalsgaard”),Redwood Consultants, LLC (“Redwood”), Constellation Capital Management (“Constellation”), William Gilliam (“Gilliam”), the Gilliam Exempt Family Trust (“the Trust”), Angela Williams (“Williams”), Richard Pisano (“Pisano”), Amanda Schmieder (“Schmieder”), Giuliana Dalsgaard (“G. Dalsgaard”), Matthew Murawski (“Murawski”), and Arron Johnson (“Johnson”) (collectively, the “Redwood Parties”), on the other hand.

The Scigliano Group LLC (“Scigliano”), a business consultant for LBAS, and TranShare Corporation (“TranShare”), the stock transfer agent for LBAS, are also parties to this Agreement, but solely for the purposes of paragraphs 6-8 and 10 (Scigliano) and 2 and 10 (TranShare), respectively, below.

LBAS and the Redwood Parties shall collectively be referred to as “the Settling Parties.”

TERMS AND CONDITIONS

In consideration of the covenants, conditions and promises described in this Agreement, the Settling Parties, Scigliano and TranShare agree as follows:

1.           Cancellation of the Warrant. The Redwood Parties represent and warrant that they never received the warrant for the purchase of 300,000 shares of LBAS common stock (the “Warrant”), which was granted on or about October 27, 2008 under the written agreement between LBAS and Redwood entitled Consulting Agreement entered into on or about October 26, 2008 (“Consulting Agreement”). After the Effective Date of this Agreement, LBAS is authorized under this Agreement to cancel the Warrant.

2.           Return and Reissuance of Stock Certificates.

a.
Within seven business days of the Effective Date, the Redwood Parties shall each return, or cause to be returned, to TranShare for cancellation the share certificates for LBAS restricted stock (“the Restricted Shares”) as follows:

Holder	# of Shares
Redwood Consultants LLC	325,000
Jens Dalsgaard	75,000
Giuliana Dalsgaard	75,000
Angela Williams	150,000
Constellation Capital Management	225,000
Constellation Capital Management	250,000
Gilliam Exempt Family Trust	127,500
Richard Pisano	127,500
Amanda Schmieder	63,750
Matthew Murawski	63,750
Arron Johnson	5,000

b.	The returned certificates shall be properly endorsed in accordance with customary requirements of TranShare.

c.	Upon receipt of the Restricted Shares, TranShare shall cancel each of the certificates.

d.
When TranShare has received, in compliance with subparagraphs a and b, and cancelled, the Restricted Shares (for all 1,487,500 shares listed above), TranShare shall within five (5) business days reissue and deliver to the recipients listed below a total of 487,500 shares of LBAS common stock (“Reissued Shares”) in the aggregate amounts set forth in the following schedule:

Holder	# of Shares
Redwood Consultants LLC	10,000
Jens Dalsgaard	10,000
Giuliana Dalsgaard	10,000
Angela Williams	50,000
Constellation Capital Management	252,500
Gilliam Exempt Family Trust	50,000
Richard Pisano	50,000
Amanda Schmieder	25,000
Matthew Murawski	25,000
Arron Johnson	5,000

e.
The issuance of the Reissued Shares pursuant to sub-paragraph 2(d) shall not be affected in any way whatsoever by the shares held by Kimchi Moyer Enterprises (2,500 shares), Sorena AB (2,500 shares), and/or Jonathan Groves (7,500 shares).

f.
TranShare agrees that, within 5 business days of a request from Kimchi Moyer Enterprises, Sorena AB, and/or Jonathan Groves, it will remove any and all restrictive legend(s) from the shares held by Kimchi Moyer Enterprises (2,500 shares), Sorena AB (2,500 shares), and Jonathan Groves (7,500 shares), respectively.

g.
After the execution of this Agreement by all Parties, Constellation shall open a brokerage account with Grant Bettengen, for the purpose of sales, liquidation and distribution of proceeds from the shares issued to it pursuant to subparagraph 2(c). Upon the opening of the brokerage account, Constellation shall cause Grant Bettengen to execute and deliver a letter to LBAS providing electronic access to the accounts for monitoring, acknowledging the selling limitations that are contained in Paragraph 3 below, applicable to such account and agreeing not to short or otherwise trade in the stock of LBAS through such shares on deposit in such account or in any other way seek to circumvent the provisions of Paragraph 3 of this Agreement. Upon the opening of such account, LBAS shall cause TranShare to transfer the applicable shares to the applicable account. Prior to any sales through the account, Constellation shall deliver a copy of this Agreement to Grant Bettengen. Any and all sales of the shares issued to Constellation pursuant to subparagraph 2(d) shall only be made in accordance with the Paragraph 3 of this Agreement. To the extent Grant Bettengen is unable or unwilling to perform the functions contemplated by this subparagraph, LBAS and the Redwood Parties shall in good faith agree upon an alternative broker to perform the functions of Grant Bettengen described in this subparagraph.

3.           Limitations on Sale of the Reissued Shares. From the Effective Date until June 1, 2010, Constellation irrevocably agrees it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, (collectively referred to as “Dispose”) any of the shares issued to Constellation pursuant to subparagraph 2(d) (including any securities convertible into, or exchangeable for, or representing the rights to receive, Constellation’s Reissued Shares), other than in accordance with each of the following clauses of this Paragraph 3:

(a) In any calendar month, beginning June 1, 2009, Constellation may not Dispose of in excess of three thousand (3,000) of its Reissued Shares per trading day. All remaining Redwood Parties who are issued shares pursuant to subparagraph 2(d) shall not be subject to any selling restrictions, except as the law otherwise requires;

(b) Each of the Redwood Parties warrants that he, she or it will comply with all applicable laws, including SEC rules and regulations, whenever selling any of the Reissued Shares;

(c) Constellation shall disclose the terms of this Paragraph 3 to any broker(s) it uses to facilitate any sales of the shares issued to Constellation pursuant to subparagraph 2(d);

(d) Notwithstanding the restrictions contained in this Section 3, Constellation may, from time to time, transfer all or any of the shares issued to Constellation pursuant to subparagraph 2(d) in connection with an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” means where (A) any person or “group” (as such term is defined in Section 13(d) of the Exchange Act) has commenced a tender or exchange offer seeking to acquire control of the Company, but then only a transfer to such person or group pursuant to such offer or any competing offer, (B) any person or group has acquired securities of the Company representing more than 50% of the voting power of all of the outstanding securities of the Company (a “Change of Control”), or (C) any transaction as to which the Company has entered into a definitive agreement or publicly announced its support of which, if effected, would constitute a Change of Control, but then only a transfer pursuant to such transaction.

(e) LBAS (including, but not limited to, its employees, agents and/or assigns) understands and agrees that if Constellation Disposes its Reissued Shares in accordance with each of the foregoing clauses of this Paragraph 3, LBAS cannot and will not take any actions with respect to the transfer agent and any other entity or individual that has or could have the effect of delaying, stopping or interfering in any way with the rights of Constellation to dispose of the shares issued to Constellation pursuant to subparagraph 2(d) of this Agreement. The Parties further expressly agree that the sole and exclusive remedy available to either party with respect to an alleged breach of this Paragraph 3 shall be to seek relief (including, but not limited to, injunctive and/or provisional relief) through arbitration in accordance with Paragraph 17 of this Agreement. The Parties expressly acknowledge and agree that, not withstanding federal or California statutory and/or common law, the sole venue for injunctive or other relief under this Agreement is arbitration before the arbitration in accordance with Paragraph 17 of this Agreement.

4.           Dismissal of the Action. LBAS shall file a dismissal of the action pending in the United States District Court for the Northern District of California, Case No. CV- 09-1618-WHA (“the Action”) with prejudice as soon as is practicable after LBAS has received executed copies of signature pages of this Agreement from each of the signatories to this Agreement. In no event shall the dismissal be filed more than three business days after notice that this Agreement has been fully executed.

5.           Termination of the Agreements. As of the Effective Date, the written agreement between LBAS and Dalsgaard entitled Contract for Professional Consulting Services entered into on or about October 15, 2008 (the “Dalsgaard Agreement”), the Consulting Agreement, and the written agreement between LBAS and Constellation entitled Financial Advisory Services Agreement entered into on or about November 7, 2008 (the “FASA”) are terminated and each of the Settling Parties is released from any and all obligations contained in the terminated Dalsgaard Agreement, Consulting Agreement, and/or FASA, including without limitation, any obligations of LBAS to provide the Redwood Parties additional shares of LBAS stock and to honor the exercise of any warrants to purchase common stock that LBAS granted Redwood.

6.           Release. In consideration for the promises set forth above, and for other good and valuable consideration:

a. As of the Effective Date, LBAS hereby mutually releases and forever discharges each of the Redwood Parties, and their respective heirs, executors, administrators, trustors, trustees, beneficiaries, predecessors, successors, assigns, partners, partnerships, parents, subsidiaries, affiliated and related entities, officers, directors, shareholders, principals, agents, employees, servants, attorneys, representatives, and all persons, firms, associations and/or corporations connected with them, including, without limitation, their insurers, sureties, consultants and experts, from all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature, whether in law, equity or otherwise, and whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which LBAS now owns or holds, or has at any time heretofore owned or held, that have arisen prior to the Effective Date, including without limitation, any that (a) are in anyway related to, arise from or based on the Dalsgaard, Consulting and FASA Agreements; and (b) are or could have been asserted in the Action; provided, however, that with respect to any claim brought against LBAS by a third party, LBAS, by this release, does not release and expressly preserves any claims for indemnity.

 b. As of the Effective Date, the Redwood Parties and each of them hereby mutually release and forever discharge LBAS, and its predecessors, successors, assigns, partners, partnerships, parents, subsidiaries, affiliated and related entities, officers, directors, shareholders, principals, agents, employees, servants, representatives and all persons, firms, associations and/or corporations connected with them, and including also, without limitation, their insurers, sureties, consultants and experts, from all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature, whether in law, equity or otherwise, and whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he or it now owns or holds, or has at any time owned or held, that have arisen prior to the Effective Date, including without limitation, any that (a) are in anyway related to, arise from or based on the Dalsgaard, Consulting and FASA Agreements; and (b) are or could have been asserted in the Action; provided, however, that with respect to any claim brought against the Redwood Parties by a third party, the Redwood Parties, by this release, do not release and expressly preserve any claims for indemnity.

7.           Waiver of California Civil Code Section 1542. The Settling Parties waive all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the  release, which if known by him or her must have materially affected his or her settlement with the debtor.

8.           Waiver of Compensation. Scigliano waives the right to receive any compensation, including stock, from any of the Redwood Parties for introducing the Redwood Parties to LBAS.

9.           Confidentiality. LBAS, on the one hand, and the Redwood Parties, on the other, each agree to maintain in the strictest confidence any confidential or proprietary information each provided the other during the course of their relationship under the Dalsgaard, Consulting Agreement and the FASA Agreements.

10.         Representations and Warranties regarding Authority to Settle. Each of The Settling Parties, Scigliano and TranShare represents and warrants that he, she or it has the authority to execute this Agreement and to release or waive the claims described in this Agreement.

11.         Representations and Warranties regarding Stock Transfer. Each of the
Redwood Parties represents and warrants that they have not transferred to anyone, including agents and employees, any LBAS common stock that they are agreeing to return pursuant to paragraph 2(a) of this Agreement.

12.         Modification or Waiver. This Agreement may not be changed or modified or any covenant or provision in this Agreement waived, except by another agreement, in writing, signed by each party affected by the modification or waiver.

13.         Final Integrated Agreement. This Agreement constitutes the entire, final and binding understanding between the Settling Parties; no other statement or representation, written or oral, express or implied, has been received and relied upon in the settlement contained in this Agreement; and all prior discussions, statements and negotiations made or that have occurred prior to the Effective Date of this Agreement shall be deemed merged into this Agreement and shall not be used for any other purpose whatsoever.

14.         Understanding of Agreement. In entering into this Agreement, each of the Settling Parties has relied upon her or its own judgment, belief, knowledge, and understanding concerning the settlement and all of the terms of this Agreement. Each of the Settling Parties either has consulted with counsel, or has had the opportunity to consult with counsel, regarding the legal effect of the settlement and all of the terms of this Agreement. Any of the Settling Parties who has not consulted counsel before signing this Agreement voluntarily has assumed the risk of not doing so, and agrees that the Agreement or any of its provisions may not be set aside on that basis.

15.         Voluntary Settlement. Each of the Settling Parties enters into the settlement knowingly and voluntarily in the total absence of any fraud, mistake, duress, coercion or undue influence and after careful thought and reflection upon the terms of the settlement. Accordingly, by signing this Agreement, each of the Settling Parties signifies his, her or its full understanding, agreement and acceptance.

16.         Investigation of Facts. Each of the Settling Parties has investigated the facts pertaining to the settlement contained in this Agreement and all other matters deemed necessary by him, her or it in deciding to sign this Agreement.

17.         Certain Remedies and Arbitration. The Settling Parties agree that they will not have an adequate remedy at law to remedy the failure of the other to comply with this Agreement and as a result agree that the Settling Parties shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctions, to enforce this Agreement. The Settling Parties further agree that any controversy or claim arising out of or relating to this Agreement or the alleged breach thereof, including any claim for equitable relief and/or interim measures, shall be settled by binding arbitration before the American Arbitration Association (“AAA”) in California in accordance with the then applicable rules of the AAA governing commercial disputes, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction. The provisions of Title 9 of Part 3 of the California Code of Civil Procedure, including section 1283.05, and successor statutes, permitting expanded discovery proceedings shall be applicable to all disputes that are subject to arbitration under this paragraph.

18.         Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

19.         Paragraph Headings. The paragraph headings in this Agreement are for convenience only, are not considered a part of the Agreement and shall not be used in the construction and interpretation of the Agreement.

20.         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective spouses, children, family members, partners, offspring, heirs, executors, administrators, successors and assigns of the Settling Parties.

21.         Attorneys’ Fees for Prevailing Party. In any action, litigation, or other proceeding between LBAS, on the one hand, and any of the Redwood Parties, on the other, at law or equity with respect to, pertaining to, or arising from this Agreement, whether for enforcement or for damages by reason of any alleged breach or for a declaration or rights and obligations or otherwise, and including any appeal, contempt proceeding, bankruptcy proceeding and any action, litigation, or other proceeding to enforce and/or collect any judgment or other relief granted, whether or not such action or proceeding is prosecuted to final judicial determination, the unsuccessful party to the action, litigation, or proceeding shall pay to the prevailing party, in addition to any other relief that may be granted, all costs and expenses of the action, litigation, or other proceeding, including without limitation, the prevailing party’s attorneys’ fees and expenses. “Attorneys’ fees and expenses” includes, without limitation, paralegal or legal assistant fees and expenses, attorneys’ consultants’ fees and expenses, expert witnesses’ fees and expenses, and all other expenses that the prevailing party incurs in anticipation of and/or during the course of the action, litigation, or other proceeding, whether or not otherwise recoverable as “attorneys’ fees” or as “costs” under California law, and may be sought and awarded in accordance with California procedure as pertaining to an award of contractual attorneys’ fees.

22.         Counterpart Originals. This Agreement may be executed in counterparts without any requirement that each of the Settling Parties, TranShare and Scigliano execute a single document. The executed counterparts shall be deemed to constitute a signed original document. Signatures on the executed counterparts may be transmitted by facsimile, which together shall be deemed to constitute a signed original document.

23.         Effective Date. This Agreement shall become effective (“the Effective Date”) when: (a) each of the Settling Parties, Scigliano and TranShare have signed the Agreement; and (b) the dismissal of the Action with prejudice is filed in accordance with Paragraph 4 of this Agreement and is accepted by the Court.

24.         Cooperation. The Settling Parties agree to take all actions reasonably necessary to effectuate the intent and purposes of this Agreement, including but not limited to, executing additional documents.

WHEREFORE, the Settling Parties, Scigliano and TranShare have executed this Agreement as of the Effective Date.

/s/ Jens Dalsgaard
Jens Dalsgaard, individually

Redwood Consultants, LLC

/s/ Jens Dalsgaard
By: Jens Dalsgaard Its: President

Constellation Capital Management

/s/ Jens Dalsgaard
By: Jens Dalsgaard Its: President

/s/ Giuliana Dalsgaard
Giuliana Dalsgaard, individually

/s/ William Gilliam
William Gilliam, individually

The Gilliam Exempt Family Trust

/s/ Daniel Robert Bartley
By: Daniel Robert Bartley Its: Attorney in Fact

/s/ Angela Williams
Angela Williams, individually

/s/ Richard Pisano
Richard Pisano, individually

/s/ Amanda Schmieder
Amanda Schmieder, individually

/s/ Matthew Murawski
Matthew Murawski, individually

/s/ Arron Johnson
Arron Johnson, individually

Location Based Technologies

/s/ David Morse
By: David Morse Its: Co-President

TranShare Corporation (for purposes of Paragraph 2 and 10 only)

/s/ Mark Bogani
By: Mark Bogani Its: President

The Scigliano Group LLC (for purposes of Paragraphs 6-8 and 10 only)

/s/ William Scigliano
By: William Scigliano Its: Managing Member